                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF OCTOBER 17, 2003

                                     BETWEEN

                          THE TRUST COMPANY OF FLORIDA

                                       AND

                         FIRST NATIONAL BANCSHARES, INC.

                                       AND

                            1ST NATIONAL BANK & TRUST

                          AGREEMENT AND PLAN OF MERGER
                                TABLE OF CONTENTS

ARTICLE I     DEFINITIONS; INTERPRETATION........................................    1
   1.01       Definitions........................................................    1

ARTICLE II    THE MERGER.........................................................    7
   2.01       The Merger.........................................................    7
   2.02       Manner of Converting and Exchanging Trust Company Shares...........    7
   2.03       Effective Time.....................................................   11

ARTICLE III   ACTIONS PENDING THE EFFECTIVE TIME.................................   11
   3.01       Forbearances of Trust Company......................................   11
   3.02       Forbearances of FNBI and the Bank..................................   13

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF TRUST COMPANY....................   13
   4.01       Organization, Standing and Authority...............................   13
   4.02       Corporate Authority and Action.....................................   13
   4.03       Regulatory Filings; No Defaults....................................   14
   4.04       Capital Stock......................................................   14
   4.05       Subsidiaries.......................................................   14
   4.06       Financial Statements...............................................   14
   4.07       Absence of Certain Changes.........................................   15
   4.08       Contracts..........................................................   16
   4.09       Contracts With Clients.............................................   17
   4.10       Registrations and Licenses.........................................   17
   4.11       Compliance With Laws...............................................   17
   4.12       Regulatory Reports.................................................   18
   4.13       Properties.........................................................   18
   4.14       Taxes..............................................................   18
   4.15       Litigation.........................................................   19
   4.16       Employees; Labor Matters...........................................   19
   4.17       Employee Benefit Plans.............................................   19
   4.18       Environmental Matters..............................................   21
   4.19       Internal Controls..................................................   21
   4.20       Names and Trademarks...............................................   22
   4.21       Insurance..........................................................   22
   4.22       No Brokers.........................................................   22
   4.23       Books and Records..................................................   22

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF FNBI AND THE BANK................   22
   5.01       Organization, Standing and Authority...............................   22
   5.02       Corporate Power....................................................   23

   5.03       Corporate Authority................................................   23
   5.04       Regulatory Approvals; No Defaults..................................   23
   5.05       Financial Statements...............................................   23
   5.06       Stock Issuable in the Merger.......................................   24
   5.07       Absence of Certain Changes.........................................   24
   5.08       Capital Stock......................................................   24
   5.09       SEC Reports........................................................   24
   5.10       Compliance with Laws...............................................   24
   5.11       Material Contracts.................................................   25
   5.12       Regulatory Reports.................................................   25

ARTICLE VI    COVENANTS..........................................................   25
   6.01       Reasonable Best Efforts............................................   25
   6.02       Shareholder Approvals..............................................   26
   6.03       Access; Information................................................   26
   6.04       Acquisition Proposals..............................................   27
   6.05       Takeover Laws......................................................   27
   6.06       Regulatory Applications............................................   27
   6.07       "Tail" Policy for Director and Officer Liability Insurance.........   28
   6.08       Notification of Certain Matters....................................   28
   6.09       Press Releases.....................................................   29
   6.10       Certain Policies of Trust Company..................................   29

ARTICLE VII   CONDITIONS TO CONSUMMATION OF THE MERGER...........................   29
   7.01       Conditions to Each Party's Obligation to Effect the Merger.........   29
   7.02       Conditions to Obligation of Trust Company..........................   30
   7.03       Conditions to Obligation of FNBI and the Bank......................   30

ARTICLE VIII  TERMINATION........................................................   31
   8.01       Termination........................................................   31
   8.02       Effect of Termination and Abandonment..............................   32

ARTICLE IX    MISCELLANEOUS......................................................   33
   9.01       Survival...........................................................   33
   9.02       Waiver; Amendment..................................................   33
   9.03       Counterparts.......................................................   33
   9.04       Governing Law......................................................   33
   9.05       Expenses...........................................................   33
   9.06       Notices............................................................   33
   9.07       Entire Understanding...............................................   34
   9.08       No Third Party Beneficiaries.......................................   34
   9.09       Interpretation.....................................................   35

EXHIBITS
   B          Form of Shareholder Agreement
   C          Titles of Officers of The Trust Company after the Merger

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of October 17, 2003, and is entered into by and among The Trust Company of Florida, a nondepository trust company organized under the laws of the State of Florida ("Trust Company"), and First National Bancshares, Inc., a Florida corporation ("FNBI"), and 1st National Bank & Trust, a banking association organized under the laws of the United States (the "Bank").

                                    RECITALS

         A. Trust Company is nondepository trust company organized under the laws of the State of Florida, having its principal place of business in Englewood, Florida.

         B. FNBI is a Florida corporation and a bank holding company under the Bank Holding Company Act of 1956, having its principal place of business in Bradenton, Florida and owns all of the issued and outstanding stock of the Bank.

         C. The Bank is a national banking association organized under the laws of the United States, having its principal place of business in Bradenton, Florida.

         D. Subject to the terms and conditions contained in this Agreement, the parties intend to effect the merger of Trust Company with and into the Bank.

         E. The respective Boards of Directors of each of FNBI, the Bank and Trust Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the transactions provided for in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

         1.01 Definitions. The following terms, as used in this Agreement, have the meanings set forth below:

         "Acquisition Proposal" has the meaning assigned in Section 6.04.

         "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling, controlled by or under common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing.

         "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

         "Bank" means 1st National Bank & Trust, a national banking association and a party to this Agreement.

         "Client" means any person to which Trust Company provides products or services under any Contract.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Compensation Plans" has the meaning assigned in Section 4.17(a).

         "Consideration Amount" has the meaning assigned in Section 2.02(b).

         "Contract" means any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

         "DOL" means the United States Department of Labor.

         "Department" means the Florida Department of Financial Services, the primary regulator of Trust Company.

         "Dissenting Trust Company Shareholders" has the meaning assigned in
Section 2.02(h).

         "Disclosure Schedule" means the schedule which the Trust Company has delivered to FNBI, on or prior to the date hereof, setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express informational requirement contained in or requested by a provision hereof, or (2) as an exception to one or more representations or warranties contained in Article IV, or to one or more of its covenants contained in Article VI.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 4.17(c).

         "ERISA Plans" has the meaning assigned in Section 4.17(b).

         "Effective Date" means the date on which the Effective Time occurs.

         "Effective Time" means the date and time at which the Merger becomes effective.

         "Employment Agreements" means the employment agreements to be entered into between the Bank and Mary G. Toundas, Karen L. Bent and Linda Bayard, in substantially the form contained in Exhibit A .

         "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement with force of law relating to: (1) the protection or restoration of the environment, health or safety (in each case as relating to the environment) or natural resources, or (2) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" has the meaning assigned in Section 2.02(i)

         "Executive Management" means all of the members of the Trust Company Board of Directors and the executive officers of Trust Company.

         "FBC" means the Florida Banking Code, Chapter 658 of the Florida Statutes, and regulations promulgated thereunder.

         "FDIC" means the Federal Deposit Insurance Corporation.

         "Financial Statements" means, as to any party, the statements of financial condition, statements of income, statements of cash flow and statements of changes in shareholders' equity, including any related notes and schedules.

         "FNBI" means First National Bancshares, Inc., a Florida corporation, bank holding company under the Bank Holding Company Act of 1956, parent company of the Bank and one of the parties to this Agreement.

         "FNBI Common Stock" means the common stock of FNBI, $0.10 par value per share, some of which shares shall be issued to the shareholders of Trust Company pursuant to the terms of this Agreement.

         "FNBI Stock Price" has the meaning assigned in Section 2.02(g).

         "GAAP" means generally accepted accounting principles.

         "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

         "Hazardous Substance" means any hazardous or toxic substance, material or waste, including those substances, materials and wastes listed in the United States Department of

Transportation Hazardous Materials Table (49 C.F.R. section 172.101), or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R.
Part 302) and amendments thereto, petroleum products or other such substances, materials and wastes that are or become regulated under any applicable local, state or federal law.

         "IRS" means the Internal Revenue Service.

         "Insurance Policies" has the meaning assigned in Section 4.21.

         "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

         "Investment Company" has the meaning assigned under the Investment Company Act.

         "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

         "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

         "Litigation" has the meaning assigned in Section 4.15.

         "Material" means, with respect to any fact, circumstance, event or thing, that such fact, circumstance, event or thing is material to (1) the financial position, results of operations, assets, properties or business of (a) FNBI and its Subsidiaries, taken as a whole or (b) Trust Company, or (2) the ability of any of FNBI, the Bank or Trust Company timely to perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement, other than any fact, circumstance, event or thing (i) generally affecting the banking industry, or resulting from general economic or market conditions (including changes in interest rates), changes in accounting principles or changes in laws, regulations or regulatory policies of general applicability (or interpretations thereof), or (ii) resulting from actions or omissions of a party hereto taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby.

         "Merger" means the merger of Trust Company with and into the Bank, in which the Bank shall be the surviving entity and the separate corporate existence of the Trust Company shall cease.

         "Multiemployer Plans" has the meaning assigned in Section 4.17(b).

         "NASD" means the National Association of Securities Dealers, Inc.

         "NBA" means the National Bank Act, and regulations promulgated thereunder.

         "OCC" means the Office of the Comptroller of the Currency.

         "Old Certificates" has the meaning assigned in Section 2.02(i).

         "Outstanding Trust Company Shares" has the meaning assigned in Section 2.02(b).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" has, with respect to any person, the meaning assigned in
Section 4.17(b).

         "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

         "Previously Acquired Shares" has the meaning assigned in Section 2.02
(d)(4).

         "Previously Disclosed" means information set forth in the Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations or warranties or covenants, in each case, that is contained in a correspondingly enumerated portion of such Disclosure Schedule.

         "Proxy Materials" has the meaning assigned in Section 6.02.

         "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

         "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

         "SEC" means the Securities and Exchange Commission.

         "Scheduled Closing Date" has the meaning assigned in Section 2.03.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Securities Laws" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, and any state securities and "blue sky" laws.

         "Self-Regulatory Organization" means the NASD, the New York Stock Exchange, the American Stock Exchange, the MSRB, the Midwest Stock Exchange, the Boston Stock Exchange, Chicago Stock Exchange and the Philadelphia Stock Exchange, or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which FNBI or one of its Subsidiaries is otherwise subject.

         "Shareholder Agreement" means an agreement in the form attached hereto as Exhibit B pursuant to which all of the directors and officers of Trust Company agree to vote their Trust Company Shares for the approval of the Merger and the adoption of this Agreement.

         "Special Record Date" has the meaning assigned in Section 2.02(i).

         "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

         "Surviving Corporation" means the Bank at and after the Effective Time.

         "Takeover Laws" means any laws existing under the Florida Banking Code or the Florida Business Corporation Act designed to impede or make more difficult the proposed Merger.

         "Taxes" means all federal, state, local and foreign taxes, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, and custom duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

         "Tax Returns" means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws.

         "Termination Fee" has the meaning assigned in Section 8.01(e).

         "Treasury Shares" means Trust Company Shares owned by Trust Company.

         "Trust Company" means The Florida Trust Company, a nondepository trust company organized under the laws of the State of Florida, and a party to this Agreement.

         "Trust Company Charter Documents" means the Articles of Incorporation and Bylaws of Trust Company.

         "Trust Company Board" means the Board of Directors of Trust Company.

         "Trust Company Certificates" means the certificates that represented issued and outstanding Trust Company Shares prior to the Effective Time.

         "Trust Company Meeting" has the meaning assigned in Section 6.02.

         "Trust Company Shares" means the common shares, $65.00 par value, of Trust Company, 50,000 of which are authorized by the Trust Company Charter Documents, 27,000 of which are issued and outstanding as of the date hereof.

                                   ARTICLE II
                                   THE MERGER

         2.01 The Merger. At the Effective Time, the business combination contemplated by this Agreement shall occur and in furtherance thereof:

                  (a) Structure and Effects of the Merger. Trust Company shall merge with and into the Bank under Section 215a of the NBA, and the separate corporate existence of Trust Company shall thereupon cease. The Bank shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the United States and, where applicable, the laws of the State of Florida, with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. At the Effective Time, the separate corporate existence of Trust Company shall cease. The Merger shall have the effects specified in the NBA and applicable Florida law. At the Effective Time, the Bank, as the Surviving Corporation shall be liable for all liabilities of both the Bank and the Trust Company, shall acquire all assets and rights of Trust Company and shall be the successor to all fiduciary appointments and duties of Trust Company.

                  (b) Articles of Association. The Articles of Association of the Bank shall continue to be the Articles of Association of the Bank as the Surviving Corporation.

                  (c) Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of the Bank as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and the NBA.

                  (d) Directors. The directors of the Bank as of the Effective Time shall continue to be the directors of the Bank subsequent to the Effective Time, provided that such directors shall hold such office until such times as their successors shall be duly elected and qualified.

                  (e) Officers. The officers of the Bank as of the Effective Time shall continue to be the officers of Bank subsequent to the Effective Time, provided that the current officers of Trust Company noted on Exhibit C shall be appointed to the offices of the Bank as noted on such Exhibit C, all subject to the right of the Bank Board to remove such officers.

         2.02 Manner of Converting and Exchanging Trust Company Shares. Subject to the provisions of this Section 2.02, the manner of converting and exchanging the Trust Company Shares at the Effective Time, shall be as follows:

                  (a) Each share of FNBI Common Stock outstanding immediately prior to the Effective Time shall remain outstanding immediately after the Effective Time.

                  (b) Subject to the remaining provisions of this Section 2.02, each share of the Trust Company's common stock, $65.00 par value per share, outstanding immediately prior to the Effective Time, other than shares held in the Trust Company's treasury which shall be cancelled without consideration on the Effective Time and shares with respect to which statutory dissenters' rights have been perfected, (the "Outstanding Trust Company Shares"), shall automatically be converted at the Effective Time into the right to receive the "Consideration Amount" (as defined below) in cash and/or whole shares of FNBI's common stock, plus cash in lieu of fractional shares, if applicable. Subject to the remaining provisions of this Section 2.02, each Trust Company shareholder who does not dissent may elect to receive a specified amount of cash up to an amount equal to the Consideration Amount times the number of Outstanding Trust Company Shares such shareholder holds. As used in this Agreement, and specifically this Section 2.02, the term "Consideration Amount" shall be an amount equal to the "book value" (as defined below) of a Trust Company share divided by the book value of a share of FNBI Common Stock, times ninety-two percent (0.92), times the "FNBI Stock Price" as defined in Section 2.02(g) below. "Book value" as used in this Section 2.02 shall mean the book value of a share of common stock of the respective entity, FNBI or Trust Company, determined in accordance with GAAP as of the last day of the month immediately preceding the Effective Time.

                  (c) FNBI and Trust Company shall cause an election form (the "Election Form") to be mailed to each record holder of the Outstanding Trust Company Share as of a special record date fixed for such purpose by the Trust Company's Board of Directors (the "Special Record Date"). FNBI and Trust Company shall also establish a deadline for receipt of such Election Forms (the "Election Deadline"), which shall be no less than 10 days prior to the anticipated Effective Time. The Election Forms shall be mailed to each record holder of the Outstanding Trust Company Shares as of the Special Record Date at the same time as Proxy Materials relating to the Merger are mailed to such record holders, but in no event less than 30 days prior to the Election Deadline. The Election Form will permit each holder of record of Outstanding Trust Company Shares as of the Special Record Date to elect, subject to Section 2.02(d), to have a certain number of such holder's Outstanding Trust Company Shares converted into cash (a "Cash Election") if the Merger is consummated.

                  (d) It is the intent of the parties to this Agreement that the Consideration Amount payable in cash not be less than 40% nor more than 45% and that the Consideration Amount payable in FNBI Common Stock not be less than 55% nor more than 60%. Therefore, a Cash Election described in Section 2.02(c) above is subject to, and the determination of which Outstanding Trust Company Shares will be converted into cash or FNBI Common Stock in the Merger shall be determined as follows:

         (1) If the total number of shares covered by Cash Elections is less than or equal to forty-five percent (45%) and greater than or equal to forty percent (40%) of the Outstanding Trust Company Shares, all shares covered by Cash Elections shall be converted into the right to receive cash and, all remaining Outstanding Trust Company Shares (the "Non-elected Shares") shall be converted into the right to receive shares of FNBI Common Stock, plus cash in lieu of fractional shares.

         (2) If the total number of shares covered by Cash Elections is less than forty percent (40%) of the Outstanding Trust Company Shares, then all shares covered by Cash Elections will be paid in cash and each of the Non-elected Shares shall have allocated to it, on a prorata basis and in lieu of a comparable portion of the Consideration Amount in FNBI Common Stock, a portion of the Consideration Amount in cash equal to the difference between 40% (the minimum number of the Outstanding Trust Company Shares required to elect cash) and the percentage of Outstanding Trust Company Shares choosing a Cash Election.

         (3) If the total number of shares covered by Cash Elections exceeds 45% of the Outstanding Trust Company Shares, then each of the Non-elected Shares shall be paid in FNBI Common Shares and each of the shares covered by a Cash Election shall have allocated to it, on a prorata basis and in lieu of a comparable portion of the Consideration Amount in cash, a portion of the Consideration Amount in FNBI Common Stock equal to the difference between 55% ( the minimum number of the Outstanding Trust Company Shares required to elect FNBI Common Stock) and the percentage of Non-elected Shares.

         (4) Solely for purposes of determining the total number of shares covered by Cash Elections under this Section 2.02(d), all shares of the Trust Company Common Stock as to which dissenters' rights have been properly perfected under
                  Section 658.44 of the Florida Banking Code and all shares of the Trust Company Common Stock acquired by FNBI prior to the Effective Time from sources other than the Trust Company for consideration other than FNBI Common Stock, if any, (collectively, "Previously Acquired Shares"), shall be treated as shares covered by Cash Elections, and all Previously Acquired Shares shall be included in "Outstanding Trust Company Shares."

                  (e) No fractional shares of FNBI Common Stock shall be issued. Instead, each holder of Outstanding Trust Company Shares having a fractional interest arising upon the conversion or exchange of such shares shall, at the time of surrender of its certificate or certificates therefor, be paid an amount in cash equal to the FNBI Stock Price times the fraction of a share of FNBI Common Stock to which such holder would otherwise be entitled.

                  (f) Each share of the Trust Company's Common Stock that is not an Outstanding Trust Company Share as of the Effective Time shall be cancelled without consideration therefor.

                  (g) As used in this Section 2.02, the "FNBI Stock Price" shall mean the average of the closing prices accurately reported on the NASDAQ Small Cap Market for FNBI Common Stock, during the twenty consecutive trading days ending on the fifth business day prior to the Effective Time; provided, however, that if the average of such closing prices is less than $19.00 per share, the FNBI Stock Price shall be $19.00, and if the average of such closing prices is greater than $23.00 per share, the FNBI Stock Price shall be $23.00. If no such closing price shall be reported on any day within such twenty-day period, the closing price last reported prior to such date shall be used for such date.

                  (h) Outstanding Trust Company Shares held by Trust Company shareholders who, prior to the Effective Time, have met the requirements of Section 658.44 of the Florida Banking Code with respect to shareholders dissenting from the Merger ("Dissenting Trust Company Shareholders") shall not be converted in the Merger, but all such shares shall be cancelled and the holders thereof shall thereafter have only such rights as are granted to dissenting shareholders under the Florida Banking Code; provided, however, that if any such shareholder fails to perfect his rights as a dissenting shareholder with respect to his Outstanding Trust Company Shares in accordance with the Florida Banking Code, such shares held by such shareholder shall, upon the happening of that event, be treated the same as all other holders of the Trust Company's Common Stock who have not dissented to the Merger.

                  (i) In addition to the Election Form, the Trust Company shall also send or cause to be sent to each holder of Outstanding Trust Company Shares as of the record date fixed for the special shareholder's meeting at which the Merger will be submitted to a vote of the Trust Company's shareholders (the "Special Record Date"), transmittal materials for use in exchanging certificates that as of the Effective Time represented Outstanding Trust Company Shares ("Old Certificates") for cash and certificates representing FNBI Common Stock which shall be deposited with the Bank, the trust department of which shall act as the exchange agent for the transaction (the "Exchange Agent"), by FNBI as of the Effective Time. The letter of transmittal shall be mailed within five (5) business days following the date of the special shareholders' meeting at which the Merger will be submitted to a vote of the Trust Company's shareholders. The letter of transmittal will contain instructions with respect to the surrender of Old Certificates and the distribution of cash and certificates representing FNBI Common Stock. If any certificates for shares of FNBI Common Stock are to be issued in a name other than that for which an Old Certificate surrendered or exchanged is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. Unless and until Old Certificates (or evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be requested by the Trust Company and FNBI) are presented to the Exchange Agent, the holder thereof shall not be entitled to the consideration to be paid in exchange therefor pursuant to the Merger, to any dividends payable on any FNBI Common Stock to which he is entitled, or to exercise any rights as a shareholder of FNBI Common Stock. Subject to applicable law and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, upon surrender of his Old Certificates, the holder thereof shall be paid the consideration to which he is entitled hereunder, including any dividends which theretofore became payable on any shares of FNBI Common Stock to which he is entitled. All such property, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Old Certificates and unclaimed at the end of one year from the Effective Time, shall at such time be paid or redelivered by the Exchange Agent to FNBI, and after such time any holder of an Old Certificate who has not surrendered such certificate shall, subject to applicable laws and to the extent that the same has not yet been paid to a public official pursuant to applicable abandoned property laws, look as a general creditor only to FNBI for payment or delivery of such property. In no event will any holder of Trust Company Common Stock exchanged in the Merger be entitled to receive any interest on any amounts held by the Exchange Agent or FNBI.

                  (j) After the Effective Time, there shall be no transfers on the stock transfer books of the Trust Company or the Surviving Corporation of any shares of the Trust Company's Common Stock. If, after the Effective Time, Old Certificates are properly presented to the Surviving Corporation, they shall be cancelled and exchanged for the consideration specified in this Section 2.02.

         2.03 Effective Time. The Merger shall become effective upon such date as determined by the OCC and the FDIC upon the request of FNBI, the Bank and Trust Company. Subject to the terms of this Agreement, the parties shall cause the Merger to become effective:

                  (a) on the date that is the fifteenth business day (the "Scheduled Closing Date") to occur after the last of the conditions set forth in
Article VII (other than conditions relating solely to the delivery of documents dated the Effective Date) shall have been satisfied or waived in accordance with the terms of this Agreement, or

                  (b) on such other date as the parties may agree in writing.

                                   ARTICLE III
                       ACTIONS PENDING THE EFFECTIVE TIME

         3.01 Forbearances of Trust Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of FNBI (which consent shall not be unreasonably withheld), Trust Company will not:

                  (a) Ordinary Course. (1) Conduct the business of Trust Company other than in the ordinary and usual course; (2) fail to use reasonable best efforts to preserve intact any of its business organization and assets and maintain its rights, franchises and existing relations with clients, customers, suppliers, employees and business associates; or (3) engage in any new lines of business.

                  (b) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights, or enter into any contract, option or warrant with respect to the foregoing.

                  (c) Dividends. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any Trust Company Shares, other than dividends paid in accordance with past practice to Trust Company shareholders for the payment of taxes due by such Trust Company shareholders as a result of Trust Company being an S-Corporation, or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided, however, that any outstanding Rights shall be either converted to Trust Company Shares prior to, or terminated if not exercised at, the Effective Time.

                  (d) Compensation; Employment Agreements. Enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any directors, officers, employees, or independent contractors of Trust Company, or grant any salary, wage or other increase in compensation or increase in any employee benefit (including incentive or bonus payments); provided, however, that Trust Company may grant year-end bonuses to employees of Trust Company consistent with past practice but shall not grant to such employees any salary increases.

                  (e) Benefit Plans. Enter into, establish, adopt, amend or modify any Compensation Plans for any directors, officers, employees or independent contractors of Trust Company, including taking any action that accelerates the vesting or exercisability of any compensation or benefits payable thereunder.

                  (f) Dispositions. Sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

                  (g) Acquisitions. Merge or consolidate with, or acquire a material portion of the assets of, any other Person.

                  (h) Governing Documents. Amend the Trust Company Charter Documents.

                  (i) Accounting Methods. Implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.

                  (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into, renew or terminate any material Contract or amend or modify in any material respect any of its existing material Contracts.

                  (k) Claims. Settle any material claim, action or proceeding.

                  (l) Adverse Actions. Knowingly take any action that is intended or is reasonably likely to result in (A) any of Trust Company's representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time,
(B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.

                  (m) Capital Expenditures. Authorize or make any capital expenditures, other than (1) annual budgeted amounts Previously Disclosed, or
(2) in the ordinary and usual course of business consistent with past practice in amounts not exceeding $25,000 in the aggregate.

                  (n) Risk Management. Except as required by applicable law or regulation, (1) implement or adopt any change in the risk management policies, procedures or practices of Trust Company which individually or in the aggregate with all such other changes, would be Material, or (2) fail to use commercially reasonable means to avoid any material increase in the aggregate exposure of Trust Company or its Clients, to risk from the general United States securities markets.

                  (o) Tax Matters. Make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment or take any action that could adversely affect the viability of the net operating loss carryforwards of Trust Company, if any.

                  (p) Regulated Activities. Initiate any new business activity that would be impermissible for a national bank with services limited to trust or a nondepository trust company chartered under the laws of the State of Florida.

                  (q) Commitments. Agree or commit to do anything that would be precluded by clauses (a) through (p) without first obtaining FNBI's consent.

         3.02 Forbearances of FNBI and the Bank. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Trust Company, neither FNBI nor the Bank will knowingly take any action that is intended or is reasonably likely to result in
(A) any of their respective representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied, or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law.


                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF TRUST COMPANY

         4.01 Organization, Standing and Authority. Trust Company is a nondepository trust company, duly organized, validly existing and in good standing under the laws of the State of Florida. Trust Company has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all of its properties and assets.

         4.02 Corporate Authority and Action. Trust Company has the requisite corporate power and authority, and has taken all corporate action necessary (1) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (2) subject only to receipt of the requisite approval of this Agreement by the holders of a majority of the outstanding Trust Company Shares, to consummate the transactions contemplated by this Agreement. This

Agreement is a valid and legally binding obligation of Trust Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         4.03 Regulatory Filings; No Defaults. (a) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Trust Company in connection with the execution, delivery or performance by Trust Company of this Agreement, or to consummate the Merger, except for the approval of the FDIC and OCC under the Bank Merger Act and the Department.

                  (b) Subject only to the approval by the holders of a majority of the outstanding Trust Company Shares, the receipt of the regulatory approvals referred to in Section 4.03(a) and the expiration of applicable waiting periods, if any, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination (with or without the giving of notice, passage of time or both) under, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or Contract of Trust Company or to which Trust Company or any of its properties is subject or bound, (2) constitute a breach or violation of, or a default under, the Trust Company Charter Documents, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or Contract.

         4.04 Capital Stock. As of the date hereof, the capital stock of Trust Company consists solely of 50,000 authorized shares of common stock, $65.00 par value per share, 27,000 of which shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are subject to no preemptive rights and were not issued in violation of any subscriptive or preemptive rights. As of the date hereof, there are no Trust Company Shares authorized and reserved for issuance, except as Previously Disclosed, Trust Company does not have any Rights issued or outstanding with respect to Trust Company Shares, and Trust Company does not have any commitment to authorize, issue or sell any Trust Company Shares or Rights. Trust Company has not issued any securities, taken any action, or failed to take any action that could give rise to any claim for a violation of any federal or state securities laws. No equity securities of Trust Company are or may become required to be issued by reason of any Rights with respect thereto.

         4.05 Subsidiaries. Trust Company has no subsidiaries and is not a subsidiary of any other Person.

         4.06     Financial Statements.

                  (a) Each of Trust Company's statements of financial condition, including the related notes and schedules, fairly present, in all Material respects the financial condition of Trust Company as of the date of such statement of financial condition, and each of the statements of income, cash flows and changes in shareholders' equity, including any related notes and schedules, fairly presented, in all Material respects the results of operations, cash flows and shareholders' equity, as the case may be, of Trust Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).

                  (b) There are no Material liabilities of Trust Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances known to Trust Company which could reasonably be expected to result in such a liability that is not included in the Financial Statements.

         4.07 Absence of Certain Changes. Except as Previously Disclosed, since December 31, 2002, the business of Trust Company has been conducted in the ordinary and usual course, consistent with past practice, and there has not been:

                  (a) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material adverse change in the financial condition, results of operations, business, assets, properties or shareholders' equity of Trust Company, taken as a whole;

                  (b) any amendment of any term of any outstanding security of Trust Company or to any of Trust Company's Charter Documents;

                  (c) any incurrence, assumption or guarantee by Trust Company of any indebtedness for borrowed money, or assumption, guarantee, endorsement or otherwise by Trust Company of any obligations of any other Person, other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practices;

                  (d) any creation or assumption by Trust Company of any Lien on any Material asset other than in the ordinary and usual course of business consistent with past practices;

                  (e) the making of any loan, advance or capital contributions to or investment in any person, other than in the ordinary and usual course of business consistent with past practice;

                  (f) any change in any accounting policies or practices by Trust Company; or

                  (g) any (1) Compensation Plans entered into, established or amended, (2) grant of any severance or termination pay to any director, officer, consultant, partner or employee of Trust Company, or (3) change in compensation or other benefits payable to any director, officer, consultant or employee of Trust Company, except in the ordinary course of business or as required by Contract or applicable law with respect to employees of Trust Company.

         4.08 Contracts. (a) Trust Company has Previously Disclosed each of the following Contracts to which Trust Company is a party, or by which it is bound or to which any of its properties is subject:

                           (1)      any lease of real property;

                           (2)      any agreement for the purchase of materials,
supplies, goods, services, equipment or other assets that provides for either
(A) annual payments of $10,000 or more or (B) aggregate payments of $25,000 or more;

                           (3)      any partnership, joint venture or other
similar agreement or arrangement, or any options or rights to acquire from any person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or such person, entered into other than in the ordinary course of business;

                           (4)      any executory agreement relating to the
acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

                           (5)      any outstanding indenture, mortgage,
promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money by Trust Company or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                           (6)      any agreement that creates future payment
obligations in excess of $25,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty upon notice of 60 days or less;

                           (7)      any license, franchise or similar agreement
Material to Trust Company or any agreement relating to any trade name or intellectual property right that is Material to Trust Company;

                           (8)      any exclusive dealing agreement or any
agreement that materially limits the freedom of Trust Company to compete in any line of business or with any person or in any area or that would so limit its freedom after the Effective Date;

                           (9)      any compensation, employment, severance,
supplemental retirement or other similar agreement or arrangement with any employee or former employee of Trust Company; and

                           (10)     any other Contract , if any, that would be a
"material contract" as defined in Item 601(b)(10) of SEC Regulation S-K.

                  (b) Each Contract that has been, or is required to be Previously Disclosed pursuant to this Section, is a valid and binding agreement of Trust Company, as applicable, and is in full force and effect, and Trust Company which is a party thereto is not in default or breach in any material respect under the terms of any such Contract.

         4.09 Contracts With Clients. (a) Trust Company is in Material compliance with the terms of each Contract with any Client, and each such Contract is in full force and effect with respect to the applicable Client. Except as Previously Disclosed, there are no disputes pending or threatened with any Client under the terms of any such Contract or with any former Client. Trust Company has made available to representatives of FNBI and the Bank true and complete copies of trust, agency, custodial and similar agreements with its Clients.

                  (b) Trust Company has not made any extension of credit to any Client.

         4.10 Registrations and Licenses. Trust Company has Previously Disclosed each Government Authority with which it is licensed or registered, or is required to be licensed or registered, or by which it is subject to regulation or examination. Except as Previously Disclosed, Trust Company is not subject to regulation under the Investment Advisers Act or the Investment Company Act of 1940. All federal and state registration requirements have been complied with in all Material respects and such registrations, as currently filed, and all periodic reports required to be filed with respect thereto, including but not limited to reports of Trust Company filed with the Department, are accurate and complete in all Material respects.

         4.11 Compliance With Laws. Trust Company, and, to the best knowledge of Trust Company, each of its officers and employees:

                  (a) is in Material compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses;

                  (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit Trust Company to own or lease its properties and to conduct its businesses as presently conducted, the absence of which would have a Material adverse effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best of Trust Company's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely and are in good standing with all relevant Governmental Authorities;

                  (c) has received, no notification or written communication (or, to the knowledge of Trust Company, any other communication) from any Governmental Authority (1) asserting Material non-compliance with any of the statutes, regulations, rules or ordinances that such Governmental Authority enforces, (2) threatening to revoke any governmental authorization (nor, to Trust Company's knowledge, do any grounds for any of the foregoing exist), (3) requiring any of them (including any of Trust Company's directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors of Trust Company to adopt any resolution or policy), or (4) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on Florida State chartered banks or trust companies or national banks generally);

                  (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against Trust Company or any officer, director or employee thereof;

                  (e) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA and (B) engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which would subject it to liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code;

         4.12 Regulatory Reports. Trust Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with (A) any applicable Governmental Authority, including but not limited to the Department (collectively, the "Trust Company Reports"). As of their respective dates, the Trust Company Reports complied, in all Material respects, with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

         4.13 Properties. Except as reserved against in Trust Company's Financial Statements dated before the date hereof, Trust Company has good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the Material properties and assets, tangible or intangible, reflected in such Financial Statements as being owned by Trust Company as of the dates thereof. To the best of Trust Company's knowledge, all leasehold improvements and all the Material fixtures, equipment, and other property and assets held under leases or subleases by Trust Company are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles). Trust Company has Previously Disclosed all property owned by it as of the date hereof. Trust Company does not own any real property, except in trust on behalf of Clients of Trust Company. Trust Company has Previously Disclosed, as of the date hereof, a list of all real estate owned by it in its fiduciary capacity. Trust Company has good and marketable title to all securities held by it (except securities held in any fiduciary or agency capacity), free and clear of any Lien. Such securities are valued on the books of Trust Company in accordance with GAAP.

         4.14 Taxes. (a) All Tax Returns with respect to Trust Company that are required to have been filed have been timely filed, or requests for extensions have been timely filed and have not expired, and such Tax Returns were true, complete and accurate in all Material respects;

                  (b) As of the date of this Agreement, Trust Company is a qualifying S corporation within the meaning of Section 1361 et seq. of the Code ("S Corp"). Each of the shareholders of Trust Company has made valid elections to treat Trust Company as an S Corp. As of the date of this Agreement, neither Trust Company nor Trust Company's shareholders has committed any act or omission that has caused Trust Company to lose its S Corp status. Between the execution of this Agreement and the Closing Date Trust Company will preserve its status as an S Corp.;

                  (c) all Taxes shown to be due on such Tax Returns have been paid in full or adequate reserves have been established in accordance with GAAP for the payment of such Taxes;

                  (d) all Taxes due with respect to completed and settled examinations have been paid in full or adequate reserves have been established in accordance with GAAP for the payment of such Taxes;

                  (e) no issues have been raised by the relevant taxing authority in connection with the examination of any such Tax Returns; and

                  (f) no currently effective waivers of statutes of limitations have been given by or requested in writing (or to the best knowledge of Trust Company, any other communication) with respect to any Taxes of Trust Company.

         4.15 Litigation. Except as Previously Disclosed, no litigation, proceeding, investigation or controversy ("Litigation") before any court, arbitrator, mediator or Governmental Authority is pending against Trust Company, and, to the best of Trust Company's knowledge, after due inquiry, no such Litigation has been threatened, nor does any valid basis exist for the commencement of any such Litigation.

         4.16 Employees; Labor Matters. (a) Trust Company is in Material compliance with all currently applicable laws regarding employment and employment practices, terms and conditions of employment and wages and hours, and related matters. Trust Company is not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against Trust Company.

                  (b) Trust Company is not a party to, nor is it bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or organization. There are no pending or, to the best knowledge of Trust Company, threatened charges or complaints alleging sexual or other harassment or other discrimination by Trust Company or any of their employees, agents or representatives.

         4.17 Employee Benefit Plans. (a) Trust Company has Previously Disclosed a complete list of all bonus, deferred compensation, consulting, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance Contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, Contracts or arrangements maintained or contributed to by it or Trust Company for the benefit of current or former employees or directors or their beneficiaries (the "Compensation Plans"). True and complete copies of all Compensation Plans, including, but not limited to, any trust instruments and/or insurance Contracts, if any, forming a part thereof, and all amendments thereto have been made available to representatives of FNBI and the Bank.

                  (b)      All "employee benefit plans" within the meaning of
Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of
Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Trust Company (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Code, has received a favorable determination letter from the IRS with respect to "TRA" (as defined in Section 1 of IRS Revenue Procedure 93-39), and Trust Company is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to the knowledge of Trust Company, threatened litigation relating to the ERISA Plans. Trust Company has not engaged in a transaction with respect to any ERISA Plan that would subject Trust Company to a tax or penalty imposed by either
Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be Material.

                  (c) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Trust Company with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001 of ERISA, currently or formerly maintained by Trust Company, or the single-employer plan of any entity which is considered one employer with Trust Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Trust Company has not contributed or been obligated to contribute to a Multiemployer Plan at any time. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

                  (d) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Trust Company has not provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (e) Under each Pension Plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no adverse change in the financial condition of such plan since the last day of the most recent plan year.

                  (f) Trust Company has no obligations for retiree health and life benefits under any plan, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA. There are no restrictions on the rights of Trust Company to amend or terminate any such plan without incurring any liability thereunder.

                  (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (1) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Trust Company under any Compensation Plan or otherwise from Trust Company, (2) increase any benefits otherwise payable under any Compensation Plan, or (3) result in any acceleration of the time of payment or vesting of any such benefit.

         4.18 Environmental Matters. (a) To the best knowledge of Trust Company, Trust Company has complied at all times with applicable Environmental Laws. To the best knowledge of Trust Company, no property (including buildings and any other structures) currently or formerly owned or operated (or which Trust Company would be deemed to have owned or operated under any Environmental Law, including by Trust Company in its fiduciary capacity) by Trust Company or in which Trust Company (whether as fiduciary or otherwise) has a Lien, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for Trust Company. To the best knowledge of Trust Company, Trust Company is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property. Trust Company is not aware of any reasonably likely liability relating to environmental circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products or polychlorinated biphenyls) involving Trust Company, any currently or formerly owned or operated property (whether as fiduciary or otherwise), or any reasonably likely liability related to any Lien held by Trust Company.

                  (b) Within the last six years, Trust Company has not received any notice, demand letter, claim or request for information alleging any violation of, or liability of Trust Company under, any Environmental Law. Trust Company is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law.

                  (c) Trust Company has made available to FNBI copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Trust Company or any currently or formerly owned or operated property or any property in which Trust Company (whether as fiduciary or otherwise) has held a Lien.

         4.19 Internal Controls. Trust Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         4.20 Names and Trademarks. Trust Company has the right to use the names, service-marks, trademarks and other intellectual property currently used by it in the conduct of its businesses, free and clear of any Liens. To the best knowledge of Trust Company, no other Person has the right to use such names, service-marks or trademarks in any such state. Each of such names, service-marks, trademarks and other intellectual property has been Previously Disclosed. Further, Trust Company has not been informed that it is operating in violation of any software license agreement and, to the best knowledge of the Trust Company, no reasonable basis exists for any such claim.

         4.21 Insurance. Trust Company has Previously Disclosed all of the insurance policies, binders, or bonds maintained by Trust Company ("Insurance Policies"). Trust Company is insured with reputable insurers against such risks and in such amounts as is prudent in accordance with industry practices. All of the Insurance Policies are in full force and effect, Trust Company is not in Material default thereunder, there are no claims pending thereunder, and, to the best knowledge of Trust Company, no facts exist which would properly give rise to such a claim. Trust Company has not received any notice of cancellation or nonrenewal of any insurance policy currently in place.

         4.22 No Brokers. No action has been taken by Trust Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

         4.23 Books and Records. Trust Company has made available to FNBI and the Bank true and accurate copies of the Trust Company Charter Documents and has granted or will grant to FNBI and the Bank access to records of all meetings and other corporate actions occurring before the Effective Time by the Trust Company Shareholders, the Trust Company Board of Directors, Trust Administration Committee and Trust Investment Committee. The minute books of Trust Company contain, in all Material respects, complete and accurate records of all meetings and other corporate actions of its shareholders, board of directors and committees of the boards of directors.


                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF FNBI AND THE BANK

         5.01 Organization, Standing and Authority. FNBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. FNBI is a registered bank holding company under the Bank Holding Company Act of 1956. The Bank is a national banking association organized under the laws of the United States and it is duly authorized to do business as such.

         5.02 Corporate Power. FNBI and the Bank each has the corporate power and authority to carry on its respective businesses as it is now being conducted and to own all its respective properties and assets.

         5.03 Corporate Authority. FNBI and the Bank each has the requisite corporate power and authority, and has taken all corporate action necessary to authorize the execution and delivery of, and performance of its respective obligations under, this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement is a valid and legally binding agreement of FNBI and the Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

         5.04 Regulatory Approvals; No Defaults. (a) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by FNBI or the Bank in connection with the execution, delivery or performance by FNBI or the Bank of this Agreement, or to consummate the Merger, except for filings of applications or notices of the Merger with the OCC, FDIC, Federal Reserve, Department, SEC and NASD. As of the date hereof, neither FNBI nor the Bank is aware of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated hereby will not be received without the imposition of a condition or requirement described in Section 7.01(b).

                  (b) Subject only to receipt of the regulatory approvals referred to in Section 5.04(a) and the expiration of applicable waiting periods, if any, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (1) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or Contract of FNBI or the Bank or to which FNBI or the Bank or their respective properties are subject or bound, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of FNBI or the Articles of Association or Bylaws of the Bank, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or Contract.

         5.05 Financial Statements. Each of FNBI's statements of financial condition, including the related notes and schedules, fairly present the consolidated financial condition of FNBI, the Bank and other FNBI subsidiaries as of the date of such statement of financial condition, and each of the statements of income, cash flows and changes in shareholders' equity, including any related notes and schedules, fairly presented the consolidated results of operations, cash flows and shareholders' equity, as the case may be, of FNBI, the Bank and other subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).

         5.06 Stock Issuable in the Merger. The shares of FNBI Common Stock to be issued to shareholders of Trust Company pursuant to this Agreement have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. However, because the shares of FNBI Common Stock to be issued in connection with the Merger will be issued in a transaction that is exempt from the registration requirements of Section 5 of the Securities Act, under Section 3(b) and/or 4(2) of the Securities Act and Regulation D promulgated thereunder, the FNBI Common Stock acquired by Trust Company shareholders in the Merger will be bear restrictions upon transfer. Such restrictions will limit the ability of such holders to resell such FNBI Common Shares for a period of at least one year.

         5.07 Absence of Certain Changes. Since December 31, 2002, there has not been any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material adverse change in the financial condition, results of operations, business, assets, properties or shareholders' equity of FNBI and its Subsidiaries, taken as a whole.

         5.08 Capital Stock. As of the date hereof, the capital stock of FNBI consists solely of 2,500,000 authorized shares of common stock, $0.10 par value per share, 1,990,731 of which shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are subject to no preemptive rights and were not issued in violation of any subscription or preemptive rights.

         5.09 SEC Reports. Since January 1, 2001, FNBI has filed all Material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, and any applicable state securities or banking authorities. As of their respective dates, each such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all applicable laws. As of its respective date, each such report and document did not contain any untrue of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         5.10 Compliance with Laws. FNBI and the Bank, and, to the best knowledge of FNBI and the Bank, each of its officers and employees:

                  (a) is in Material compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses;

                  (b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit FNBI and the Bank to own or lease their respective properties and to conduct their respective businesses as presently conducted, the absence of which would have a Material adverse effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best knowledge of FNBI and the Bank, no suspension or cancellation of any of them is threatened or is reasonably likely and are in good standing with all relevant Governmental Authorities;

                  (c) has received, no notification or written communication (or, to the knowledge of FNBI or the Bank, any other communication) from any Governmental Authority (1) asserting Material non-compliance with any of the statutes, regulations, rules or ordinances that such Governmental Authority enforces, (2) threatening to revoke any governmental authorization (nor, to the knowledge of FNBI or the Bank, do any grounds for any of the foregoing exist), (3) requiring any of them (including any of FNBI's or the Bank's directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors of FNBI or the Bank to adopt any resolution or policy), or (4) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on bank holding companies or national banks generally);

                  (d) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority against FNBI or the Bank or any officer, director or employee thereof;

         5.11 Material Contracts. FNBI has filed as an exhibit to its annual report on Form 10-K each Contract to be so filed under the Securities Laws, and the rules and regulations promulgated thereunder.

         5.12 Regulatory Reports. FNBI and the Bank have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with (A) any applicable Governmental Authority, including but not limited to the OCC (collectively, the "FNBI Reports"). As of their respective dates, the FNBI Reports complied, in all Material respects, with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Authority with which they were filed.

                                   ARTICLE VI
                                    COVENANTS

         6.01 Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of Trust Company, FNBI and the Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, to permit consummation of the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

                  (b) Without limiting the generality of Section 6.01(a), Trust Company agrees to use its reasonable best efforts to obtain the consent or approval of all Persons party to a Contract with Trust Company, to the extent such consent or approval is required in order to consummate the Merger or for FNBI and the Bank to receive the benefits thereof.

         6.02 Shareholder Approvals. The Trust Company agrees to take, in accordance with applicable law, the Trust Company Articles and the Trust Company Bylaws, all action necessary to convene, and shall hold a meeting of the shareholders of Trust Company (the "Trust Company Meeting") to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by the Trust Company's shareholders for consummation of the Merger as promptly as practicable after execution of this Agreement. The Trust Company Board shall recommend such approval, and the Trust Company shall take all reasonable, lawful action to solicit such approval by its shareholders. FNBI and its counsel shall be responsible for the preparation of the proxy statement/private placement memorandum, notice, and additional documents necessary to obtain the approval of the Trust Company shareholders of the Merger (the "Proxy Materials") in connection with the Trust Company Meeting. The Trust Company agrees that it shall assist FNBI and its counsel by providing all information necessary about the Trust Company to prepare the Proxy Materials.

         6.03 Access; Information. (a) Trust Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford to FNBI and the Bank and their respective officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours and at such other times as are reasonably necessary throughout the period prior to the Effective Time to the books, records (including Tax Returns and work papers of independent auditors), properties, personnel and to such other information as FNBI and the Bank may reasonably request and, during such period, it shall furnish promptly to FNBI and the Bank upon request (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, unless disclosure of such information is forbidden by applicable law or regulation, and, (2) all other information concerning the business, properties and personnel of Trust Company as FNBI and the Bank may reasonably request.

                  (b) FNBI and the Bank agree that they will not, and will cause their respective representatives not to, use any information obtained pursuant to this Section 6.03 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, FNBI and the Bank will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.03 unless such information (1) was already known to FNBI or the Bank, (2) becomes available to FNBI or the Bank from other sources not known by FNBI or the Bank to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval Trust Company, or (4) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, FNBI and the Bank shall promptly upon request cause all copies of documents or extracts thereof containing information and data as to Trust Company to be returned to Trust Company. No investigation by FNBI and the Bank of the business and affairs of Trust Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

         6.04 Acquisition Proposals. Trust Company agrees that neither it nor its officers, directors, agents, advisors or affiliates will, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Trust Company or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or operations of, Trust Company, other than the transactions contemplated by this Agreement (any of the foregoing, an "Acquisition Proposal"); provided, that, if Trust Company is not otherwise in violation of this Section 6.04, the Trust Company Board may provide information to, and may engage in such negotiations or discussions with, a person, directly or through representatives relating to an Acquisition Proposal and approve such Acquisition Proposal to its shareholders, if (1) the Trust Company Board, after having consulted with and considered the written advice of outside counsel to the Trust Company Board, has determined in good faith that the provision of such information or the engaging in such negotiations or discussions is required in order to discharge properly the directors' fiduciary duties in accordance with the FBC and (2) Trust Company has received from such person a confidentiality agreement on substantially the same terms as entered into by FNBI or the Bank. Trust Company also agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than FNBI and the Bank, with respect to any of the foregoing. Trust Company shall promptly advise FNBI and the Bank on a current basis following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise FNBI and the Bank of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

         6.05 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and all of them shall take all necessary steps within their control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

         6.06 Regulatory Applications. (a) FNBI, the Bank and Trust Company shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of FNBI, the Bank and Trust Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of FNBI, the Bank and Trust Company agrees to act reasonably and as each party shall provide copies of all regulatory applications related to the Merger and correspondence to and from such agencies related to such applications promptly as practicable. Each of FNBI, the Bank and Trust Company agrees that it will consult with the other party hereto with respect to obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and all parties will keep the other parties apprised of the status of material matters relating to the completion of the transactions contemplated hereby.

                  (b) Each of FNBI, the Bank and Trust Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as maybe reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

         6.07 "Tail" Policy for Director and Officer Liability Insurance. Trust Company shall purchase, at its own expense, a "tail" to the policy of director and officer liability insurance that it currently has in place, such tail to provide coverage for the directors and officers of Trust Company for not less than three years' coverage. The cost of such policy shall be paid prior to the calculation of "book value" of Trust Company shares under Section 2.02.

         6.08 Notification of Certain Matters. (a) Each of Trust Company, FNBI and the Bank shall give prompt notice to the others of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material breach of any of its representations, warranties, covenants or agreements contained herein.

                  (b) Trust Company shall promptly notify FNBI and the Bank, and FNBI and the Bank shall promptly notify Trust Company, of:

                           (1)      any notice in writing from any Person
alleging that the consent of such Person is or may be required as a condition to the Merger;

                           (2)      any notice or other written communications
from any Client of Trust Company (A) terminating or threatening to terminate any Contract with Trust Company relating to the rendering of services to such Client, or (B) relating to any Material dispute with such Client; or

                           (3)      any notice or other communication from any
Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

         6.09 Press Releases. Each of Trust Company, FNBI and the Bank agrees that it will not, without the prior approval of the other parties hereto, issue any press release or written statement relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of any applicable Governmental Authority or Self-Regulatory Organization. The parties acknowledge that upon the signing of this Agreement,

FNBI will be obligated to file a Form 8-K with the SEC and notify the NASD regarding the Merger.

         6.10 Certain Policies of Trust Company. Upon the request of FNBI and the Bank, Trust Company shall, consistent with GAAP and regulatory accounting principles, use its reasonable best efforts to record certain accounting adjustments to the policies of Trust Company so as to reflect the policies of FNBI and the Bank; provided, however, that Trust Company shall not be obligated to record any such accounting adjustments pursuant to this Section
6.10 (a) unless and until Trust Company shall be satisfied that the conditions to the obligation of the parties to consummate the Merger will be satisfied or waived on or before the Effective Time and (b) in no event until the day prior to the Effective Date. Trust Company's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.10. Such adjustments shall not affect the computation of "book value" of Trust Company shares under Section 2.02.

                                   ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of FNBI, the Bank and Trust Company to consummate the Merger is subject to the fulfillment or written waiver by FNBI, the Bank and Trust Company prior to the Effective Time of each of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of the holders of outstanding Trust Company Shares entitled to vote thereon in accordance with Section 658.44 of the FBC, other applicable law and the Trust Company Articles and the Trust Company Bylaws.

                  (b) Governmental and Regulatory Consents. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self-Regulatory Organizations required for the consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which would have been such that FNBI or the Bank would not reasonably have entered into this Agreement had such condition or restriction been known as of the date hereof.

                  (c) Third Party Consents. All consents or approvals of all Persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material adverse effect on the Surviving Corporation.

                  (d) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

         7.02 Conditions to Obligation of Trust Company. The obligation of Trust Company to consummate the Merger is also subject to the fulfillment or written waiver by Trust Company prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of FNBI and the Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and Trust Company shall have received a certificate, dated the Effective Date, signed on behalf of FNBI and the Bank by the Chairman or President of FNBI and the Bank to such effect.

                  (b) Performance of Obligations of FNBI and the Bank. FNBI and the Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Trust Company shall have received a certificate, dated the Effective Date, signed on behalf of FNBI and the Bank by the Chairman or President of FNBI and the Bank to such effect.

                  (c) Merger Consideration. FNBI shall have deposited into a separate segregated account with the Exchange Agent the cash portion of the Merger Consideration and shall be ready, willing and able to issue the stock certificates of FNBI representing the appropriate number of shares of FNBI Common Stock comprising the stock portion of the Merger Consideration.

                  (d) Employment Agreements. Mary G. Toundas, Karen L. Bent and Linda Bayard each shall have entered into an employment agreement in substantially the form of the agreement set forth in Exhibit A.

         7.03 Conditions to Obligation of FNBI and the Bank. The obligation of FNBI and the Bank to consummate the Merger is also subject to the fulfillment or written waiver by FNBI and the Bank prior to the Effective Time of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Trust Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and FNBI and the Bank shall have received a certificate, dated the Effective Date, signed on behalf of Trust Company by the President of Trust Company to such effect.

                  (b) Performance of Obligations of Trust Company. Trust Company shall have performed in all Material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FNBI and the Bank shall have received, prior to the Effective Time, a certificate, dated the Effective Date, signed on behalf of Trust Company by the President of Trust Company to such effect.

                  (c) Employment Agreements. Mary G. Toundas, Karen L. Bent and Linda Bayard each shall have entered into an employment agreement in substantially the form of the agreement set forth in Exhibit A.

                  (d) Financial Condition of Trust Company. As of the Effective Time, and after having paid for all legal accounting, investment banking and similar fees and expenses related to the transaction, Trust Company shall: (1) have equity capital of not less than $1,400,000; (2) shall have cash and investment securities of not less than $1,200,000; (3) have not less than $80 Million of assets under management; and (4) shall have recurring annualized fees resulting from assets under management of not less than $550,000.

                  (e) Dissenting Shares. No more than 15% of Trust Company Shares shall be Dissenting Shares.

                  (f) Shareholder Agreements. If a Shareholder Agreement has not been signed by each of the officers and directors of Trust Company.

                                  ARTICLE VIII
                                   TERMINATION

         8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

                  (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of FNBI, the Bank and Trust Company.

                  (b) Breach. At any time prior to the Effective Time, by FNBI, the Bank and Trust Company in the event of either: (1) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 9.09(b), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to have a Material adverse effect on the breaching party or the Surviving Corporation.

                  (c) Delay. At any time prior to the Effective Time, by FNBI, the Bank or Trust Company in the event that the Merger is not consummated by June 30, 2004, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

                  (d) No Approval. By Trust Company, FNBI or the Bank in the event (1) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or any such approval shall be made subject to any condition or restriction described in the proviso to Section 7.01(b), or (2) any stockholder approval required by Section 7.01(a) is not obtained at the Trust Company Meeting.

                  (e) Failure to Recommend or in Connection with an Acquisition Proposal. By FNBI or the Bank, if at any time prior to the Trust Company Meeting the Trust Company Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of FNBI or the Bank (whether in accordance with Section 6.02 or otherwise), or by Trust Company after receipt of an Acquisition Proposal (as defined in Section 6.02). If FNBI and the Bank or Trust Company terminates this Agreement pursuant to this Section 8.01(e) following receipt by Trust Company of an Acquisition Proposal, then, within five business days of such termination, Trust Company shall pay FNBI by wire transfer in immediately available funds a fee of $250,000 (the "Termination Fee").

                  (f) Shareholder Agreements. If a Shareholder Agreement has not been signed by each of the officers and directors of Trust Company on or before November 1, 2003.

         8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (1) as set forth in Sections 8.01(e), 9.01 and 9.05 and (2) that termination will not relieve a breaching party from liability for any willful breach of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that (a) the agreements of the parties contained in this Article IX shall survive the Effective Time and (b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Sections 6.03(b), 6.04, 8.02 and 8.01(e) and in this
Article IX shall survive such termination.

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (1) waived by the party benefited by the provision, or
(2) amended or modified at any time, by an agreement in writing between the parties hereto approved or authorized by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after approval of the Merger by the shareholders of Trust Company, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Florida applicable to contracts made and to be performed entirely within such State.

         9.05 Expenses. Except or provided in Section 8.01(e), each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given

                  (a) on the date of delivery, if personally delivered or telecopied (with confirmation) or e-mailed (with confirmation),

                  (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or

                  (c) on the fifth business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to FNBI or the Bank, to:

                  Glen W. Fausset, President
                  First National Bancshares, Inc.
                  1st National Bank & Trust
                  5817 Manatee Avenue West
                  Bradenton, FL 34209
                  Facsimile: (941) 746-0949
                  E-mail: glen.fausset@firstnbt.com

         With a copies to:

                  Thomas C. Blank
                  Werner & Blank, LLC
                  7205 West Central Avenue
                  Toledo, Ohio 43617
                  Facsimile: (419) 841-8380
                  E-mail: tblank@wernerandblank.com

         If to  Trust Company, to:

                  Mary G. Toundas, President
                  The Trust Company of Florida
                  1620 Placida Road
                  Englewood, Florida 34223
                  Facsimile: (941) 474-1450
                  E-mail: mtoundas@trustcofla.com

         With a copy to:

                  John P. Greeley
                  Smith Mackinnon, PA
                  255 South Orange Avenue, Suite 800
                  Orlando, FL 32801
                  Facsimile: 407-843-2448
                  E-mail: JPG7300@aol.com

         9.07 Entire Understanding. This Agreement, together with the Disclosure Schedule, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made.

         9.08 No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.09 Interpretation. (a) When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take appropriate action in connection therewith.

                  (b) No representation or warranty of Trust Company, FNBI or the Bank contained in Article IV or Article V shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event, or circumstance that should have been disclosed as an exception to one or more representations or warranties, unless such fact, event or circumstance (individually or taken together with all other facts, events or circumstances that should have been so disclosed with respect to any representation or warranty contained in Article IV or Article V) is not Previously Disclosed and would be Material with respect to Trust Company, FNBI or the Bank, respectively.

                                      * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                    THE TRUST COMPANY OF FLORIDA

                                    By:/s/ Richard M. Morrison
                                       -----------------------
                                    Name: Richard M. Morrison
                                    Title: Chairman

                                    FIRST NATIONAL BANCSHARES, INC.

                                    By:/s/ Francis I. duPont, III
                                       --------------------------
                                    Name: Francis I. duPont, III
                                    Title: Chairman & CEO

                                    1ST NATIONAL BANK & TRUST

                                    By:/s/ Francis I. duPont, III
                                       --------------------------
                                    Name: Francis I. duPont, III
                                    Title: Chairman & CEO

                                    EXHIBIT B

                          FORM OF SHAREHOLDER AGREEMENT
                               TO BE SIGNED BY ALL
                             OFFICERS AND DIRECTORS
                                       OF
                          THE TRUST COMPANY OF FLORIDA

                              SHAREHOLDER AGREEMENT

         The undersigned (the "Shareholder"), who is a shareholder of The Trust Company of Florida, a nondepository trust company organized under the laws of the State of Florida ("FTC"), has executed this Shareholder Agreement to be effective as of the _____ day of __________, 2003.

                                    RECITALS

         A. The Shareholder owns or has the power to vote, ___________ common shares, $65.00 par value per share, of FTC (together with all common shares and any warrants or options to acquire any common shares which the Shareholder has or subsequently acquires or obtains the power to vote, collectively referred to herein as the "Shares").

         B. FTC has entered into a certain Agreement and Plan of Merger by and among FTC, First National Bancshares, Inc., a Florida corporation ("FNBI"), and its wholly owned subsidiary, 1st National Bank & Trust (the "Bank"), dated October 17, 2003 (the "Merger Agreement").

         C. Under the terms of the Merger Agreement, FTC has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the Merger (together with any adjournments thereof, the "Shareholders' Meeting").

         D. FTC, FNBI and the Bank have made it a condition to their entering into the Merger Agreement that all directors and officers of FTC, including the Shareholder, shall have agreed to vote their FTC Shares in favor of the Merger.

                                    AGREEMENT

         Accordingly, the parties hereto agree as follows:

         1. AGREEMENT TO VOTE. The Shareholder agrees, subject to Section 2, below, to vote the Shares as follows:

                  (a) in favor of the adoption of the Merger Agreement at the Shareholders' Meeting;

                  (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of FTC or the purchase of all or a substantial portion of the assets of FTC by any person or entity other than FNBI, the Bank or another affiliate of FNBI; and

                  (c) against any other transaction which is inconsistent with the obligation of FTC to consummate the Merger in accordance with the Merger Agreement.

         2. LIMITATION ON VOTING POWER. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder's capacity as a director or officer of FTC with respect to any matter, including but not limited to, the management or operation of FTC. In addition, Shareholder may be relieved of his/her duties under Section 1 hereof if the Agreement has been terminated in connection with Section 8.01(e) and FNBI has been paid the Termination Fee required under such Section.

         3.       TERMINATION. This Agreement shall terminate on the earlier of
(a) the date on which the Merger Agreement is terminated in accordance with
Article VIII of the Merger Agreement, or (b) the date on which the Merger is consummated. The obligations of any Shareholder under this Agreement shall survive the death of such Shareholder and shall be binding upon his/her successors and assigns.

         4. REPRESENTATIONS AND WARRANTIES. The Shareholder hereby represents and warrants to FNBI and the Bank that (a) the Shareholder has the capacity and all necessary power and authority to vote the Shares, and (b) this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally.

         5. ADDITIONAL COVENANTS OF THE SHAREHOLDER. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of FNBI and the Bank, which consent shall not be unreasonably withheld, sell, pledge, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder's power to vote the Shares or which would be inconsistent with this Agreement; provided, however, that any transferee to which FNBI and the Bank give their prior written consent must execute an identical Shareholder Agreement.

         6. NONCOMPETITION AND NONSOLICITATION. The Shareholder agrees that for a period of two (2) years from the date of termination of their affiliation with FTC, FNBI or the Bank, whether as director, officer or shareholder, (i) Shareholder will not, and will not permit any of his/her affiliates to, alone, together or in association with others, either as principal, employee, agent, owner, shareholder, officer, director, partner, lender, investor, independent contractor, consultant or in any other capacity, engage in, have a financial interest in or be in any way connected or affiliated with, or render advice or services to any person that engages in a business that would compete with the principal business conducted by or any business planned by FNBI, FTC, the Bank or any of their respective subsidiaries or affiliates of which Shareholder is actually aware in Sarasota or Lake Counties, Florida, or any contiguous county; and (ii) Shareholder will not, and will not permit any affiliate, directly or indirectly, to solicit, divert, take away or interfere with, the relationship of FNBI, the Bank, FTC or any of their respective subsidiaries or affiliates with any person who is or was a customer, a prospective customer whom Shareholder learned of in his/her position with FTC, the Bank or FNBI, or employee or supplier of FTC, the Bank or FNBI or any of their respective subsidiaries or affiliates at any time during the last thirty-six (36) month period immediately prior to the date of this Agreement. This provision shall not limit or restrict the Shareholder's ownership of 2% or less of any securities of a company filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act 1934.

         7. SPECIFIC PERFORMANCE. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that FNBI and the Bank shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that FNBI or the Bank may have against the Shareholder for any failure to perform his obligations under this Agreement. If a judicial determination is made that any of the provisions of Section 6 constitutes an unreasonable or otherwise unenforceable restriction against the Shareholder, the provisions of Section 6 shall be rendered void, but only to the extent that such judicial or arbitral determination finds such provision to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall, without limitation, be empowered to sever any prohibited business activity, geographic restriction, or any time period from the coverage of Section 6 and to apply the provisions of
Section 6 to the remaining business activities, geographic area, and the remaining time period not so severed by such judicial authority.

         8. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without regard to any of its conflict of laws principles.

         9. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings attributed to such terms in the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Shareholder Agreement as of the day and year first above written.

                                                SHAREHOLDER:

                                                ________________________________
                                                Signature

                                                ________________________________
                                                Print Name

                                    EXHIBIT C

                               TITLES OF OFFICERS
                                       OF
                                THE TRUST COMPANY
                                AFTER THE MERGER

NAME                               CURRENT TITLE                            TITLE WITH THE BANK AFTER THE MERGER
----                               -------------                            ------------------------------------
Mary G. Toundas                    President                              Senior Vice President and Senior Trust Officer

Karen L. Bent                      Vice President                         Vice President and Trust Officer

Linda Bayard                       Vice President                         Vice President and Trust Officer